Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

PITTSBURGH, April 28, 2011 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for first quarter 2011. FHLBank recorded net income of $2.5 million. On April 29, 2011, the Bank will repurchase excess capital stock consistent with its practice in the past two quarters.

Operating Results
For the first quarter of 2011, net income was $2.5 million, compared to $9.9 million for first quarter 2010, a decline of $7.4 million, or 75%. The decline was driven primarily by lower net interest income. For the three months ended March 31, 2011 and 2010, net other-than-temporary impairment (OTTI) credit losses on the Bank’s private-label mortgage-backed securities (MBS) investment portfolio were $(20.5) million and $(27.6) million, respectively. First quarter 2011 performance allowed FHLBank Pittsburgh to set aside $0.3 million for affordable housing programs.

“Despite continued weakness in our private-label mortgage-backed securities portfolio, the Bank was pleased to earn a profit for the quarter, manage improvement in key risk metrics and repurchase excess capital stock,” said Winthrop Watson, President and Chief Executive Officer.

The credit portion of FHLBank OTTI charges is based on projected losses on the collateral underlying certain of the FHLBank’s private-label residential MBS and home equity loan investments. Each quarter, working with the FHLBank System OTTI Governance Committee, the Bank updates its OTTI analysis to reflect current loan performance and current housing market assumptions in its collateral loss projection models, which generate the projected losses.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports First Quarter 2011 Results – page two

The Bank actively monitors the credit quality of its MBS. It is not possible to predict the magnitude of additional OTTI charges in the future because that will depend on many factors, including economic, financial market and housing market conditions and the actual and projected performance of the loan collateral underlying the Bank’s MBS. If delinquency and/or loss rates on mortgages and/or home equity loans continue to increase, and/or there is a further decline in residential real estate values, the Bank could experience reduced yields or further losses on these investment securities.

Net interest income for the quarter ended March 31, 2011, after provision (benefit) for credit losses, was $36.4 million, a decrease of $22.7 million, or 38%, from $59.1 million for first quarter 2010. Volume for both interest-earning assets and interest-bearing liabilities decreased in first quarter 2011, while yields on assets and rates paid on debt both increased. Debt costs rose more than yields on advances and other earning assets, resulting in the decline in net interest income. The net interest margin decreased seven basis points to 30 basis points year-over-year.

The vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. The Bank has filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations.

Balance Sheet Highlights
Total loans to members, also called advances, decreased $3.0 billion, or 10%, to $26.7 billion at March 31, 2011, compared to $29.7 billion at December 31, 2010. Demand for advances has declined steadily since late 2008 primarily due to members being able to fund loans with increased customer deposit balances and continued low loan demand from members’ customers in the current economy.

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FHLBank Pittsburgh Reports First Quarter 2011 Results – page three

At March 31, 2011, total assets were $52.2 billion, a decrease of $1.2 billion, or 2%, from $53.4 billion at December 31, 2010. Total capital at March 31, 2011, was $4.1 billion, a decrease of $100 million from $4.2 billion at December 31, 2010. Capital stock declined $182 million, primarily due to a partial repurchase of excess capital stock in February 2011. The portion of OTTI losses reported as noncredit losses in accumulated other comprehensive income (loss) (AOCI) improved to $(143.1) million at March 31, 2011 from $(222.5) million at December 31, 2010. This improvement was due to paydowns and price appreciation in the private-label MBS as well as the reclassification of certain noncredit losses to credit losses during first quarter 2011. Retained earnings were $399.8 million at March 31, 2011, an increase of $2.5 million from $397.3 million at December 31, 2010. At March 31, 2011, FHLBank Pittsburgh had total regulatory capital of $4.2 billion and remained in compliance with all regulatory capital requirements.

The Bank will repurchase excess capital stock tomorrow, April 29, 2011. The amount of excess capital stock to be repurchased from any member will be the lesser of five percent of the member’s total capital stock outstanding or its excess capital stock outstanding. Decisions regarding any future repurchases of excess capital stock will be made on a quarterly basis.

On December 23, 2008, the Bank’s management and Board of Directors announced the suspension of both dividend payments and the repurchase of excess capital stock until such time as it becomes prudent to reinstate either or both. While the repurchase of excess capital stock suspension has been partially lifted again this quarter with the limited repurchase on April 29, 2011, the dividend suspension remains in effect and, therefore, no dividends were declared or paid in the first quarter of 2011. The Bank will continue to monitor the condition of its private-label residential MBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

Detailed financial information regarding the first quarter 2011 results will be available in FHLBank Pittsburgh’s first quarter 2011 Form 10-Q filing, which the Bank anticipates filing on May 10, 2011. Detailed financial information regarding 2010 is available in the 2010 Form 10-K, which can be accessed through FHLBank Pittsburgh’s web site at www.fhlb-pgh.com.

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FHLBank Pittsburgh Reports First Quarter 2011 Results – page four

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At March 31, 2011, it had 306 members in its district of Delaware, Pennsylvania and West Virginia and approximately $52 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and changes in the System’s debt rating or the Bank’s rating. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. The FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports First Quarter 2011 Results – page five

Unaudited Statements of Condition and Operations
	(in millions)
	March 31,	December 31,
Statement of Condition	2011	2010
ASSETS:
Investments (1)	$20,812.9	$18,751.7
Advances	26,658.7	29,708.4
Mortgage loans held for portfolio, net	4,254.3	4,483.0
All other assets	473.5	443.6

Total assets	$52,199.4	$53,386.7

LIABILITIES:
Consolidated obligations, net	$46,175.4	$47,211.4
All other liabilities	1,963.1	2,014.4

Total liabilities	48,138.5	49,225.8
CAPITAL:
Capital stock	3,804.6	3,986.9
Retained earnings	399.8	397.3
Accumulated other comprehensive loss	(143.5)	(223.3)

Total capital	4,060.9	4,160.9

Total liabilities and capital	$52,199.4	$53,386.7

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits and Federal funds sold
	Three months ended March 31,

Statement of Operations	2011	2010

Total interest income	$206.5	$246.0
Total interest expense	167.3	187.0

Net interest income	39.2	59.0
Provision (benefit) for credit losses	2.8	(0.1)
Total OTTI losses	(3.1)	(2.2)
Portion of OTTI losses recognized in other
comprehensive loss	(17.4)	(25.4)

Net OTTI losses	(20.5)	(27.6)
All other income (loss)	3.9	(1.9)
All other expense	16.4	16.2

Income before assessments	3.4	13.4
Affordable Housing Program	0.3	1.1
REFCORP	0.6	2.4

Total assessments	0.9	3.5
Net income	$2.5	$9.9

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